Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-4 of our report dated May 16, 2022, relating to the consolidated financial statements of Trump Media & Technology Group Corp. as of December 31, 2021 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

May 16, 2022